Exhibit 99.1

Power REIT Obtains $20 Million Debt Financing Facility to Drive Future Growth

Old Bethpage, New York, December 23, 2021 (GLOBE NEWSWIRE) Power REIT (NYSE-AMEX: PW and PW.PRA) (“Power REIT” or the “Trust”), with a focused “Triple Bottom Line” strategy and a commitment to people, planet, and profit, today announced that it has entered into a debt financing facility with a commercial federally regulated bank (the “Bank”) with an initial amount of $20 million (the “Debt Facility”). Power REIT expects to use the Debt Facility proceeds as a growth vehicle to acquire additional greenhouse cultivation properties, as well as fund value-add improvements at its existing greenhouse properties.

“We are excited to enter into this financing arrangement” said David H. lesser, CEO of Power REIT. “This Debt Facility culminates months of effort and reflects the close working relationship and trust that we have developed with the Bank. This transaction allows us to continue our growth trajectory by deploying non-dilutive capital at a significant investment yield spread to the borrowing cost. We also believe this Debt Facility can be expanded as we add additional unencumbered assets to the borrowing base used to calculate the amount of funding the Bank is prepared to advance.”

Loan Terms

The interest rate on the Debt Facility is fixed at 5.52%. The Debt Facility has a 12-month draw period after which the Debt Facility converts to a five-year fully amortizing term loan. As consideration for the Debt Facility, Power REIT contributed a portion of its greenhouse real estate portfolio to a newly formed wholly owned subsidiary that will serve as the borrower with the assets serving as collateral for the Bank. Power REIT’s remaining unencumbered greenhouse portfolio can be added to the collateral pool for the Debt Facility at a later date, which could allow for the expansion of the size of the Debt Facility.

Non-Dilutive Capital Plan

As described in its investor presentation, Power REIT’s near-term financial strategy focuses on non-dilutive capital to fund its acquisition pipeline and property improvements within its existing portfolio. The Trust believes these attractive capital sources, combined with strategic portfolio expansions and improvements, should continue to drive earnings growth as it accretively deploys capital through its Debt Facility, and potential equity offerings through preferred stock issuance that would also have a significant investment yield spread relative to the cost of capital associated with issuing preferred stock. Power REIT currently has shares of 7.75% Series A Preferred Stock outstanding (ticker: PW.A).

PORTFOLIO UPDATE

Power REIT’s portfolio currently comprises:

●	21 Controlled Environment Agriculture (CEA) properties totaling more than 1,000,000 square feet;
●	7 solar farm ground leases totaling 601 acres; and
●	112 miles of railroad property.

STATEMENT ON SUSTAINABILITY

Power REIT owns real estate related to infrastructure assets including properties for Controlled Environment Agriculture facilities with a focus on greenhouses, Renewable Energy and Transportation.

CEA facilities in the form of greenhouses, provide an extremely environmentally friendly solution, which consume approximately 70% less energy than indoor growing operations that do not benefit from “free” sunlight. greenhouses use 90% less water than field grown plants, and all of Power REIT’s greenhouse properties operate without the use of pesticides and avoid agricultural runoff of fertilizers and pesticides. These facilities cultivate medical Cannabis, which has been recommended to help manage a myriad of medical symptoms, including seizures and spasms, multiple sclerosis, post-traumatic stress disorder, migraines, arthritis, Parkinson’s disease, and Alzheimer’s.

Renewable Energy assets are comprised of land and infrastructure associated with utility scale solar farms. These projects produce power without the use of fossil fuels thereby lowering carbon emissions. The solar farms produce approximately 50,000,000 kWh of electricity annually which is enough to power approximately 4,600 homes on a carbon free basis.

Transportation assets are comprised of land associated with a railroad, an environmentally friendly mode of bulk transportation.

ABOUT POWER REIT

Power REIT, with a focus on the “Triple Bottom Line” and a commitment to Profit, Planet and People is a specialized real estate investment trust (REIT) that owns sustainable real estate related to infrastructure assets including properties for Controlled Environment Agriculture, Renewable Energy and Transportation. Power REIT is actively seeking to expand its real estate portfolio related to Controlled Environment Agriculture in the form of greenhouses for the cultivation of food and cannabis.

Additional information about Power REIT can be found on its website: www.pwreit.com

Cautionary Statement About Forward-Looking Statements

This document includes forward-looking statements within the meaning of the U.S. securities laws. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume”, “seek” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained in this document regarding our future strategy, future operations, future prospects, the future of our industries and results that might be obtained by pursuing management’s current or future plans and objectives are forward-looking statements. You should not place undue reliance on any forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date of the filing of this document. Over time, our actual results, performance, financial condition or achievements may differ from the anticipated results, performance, financial condition or achievements that are expressed or implied by our forward-looking statements, and such differences may be significant and materially adverse to our security holders.

Contact:
David H. Lesser, Chairman & CEO	Mary Jensen, Investor Relations
dlesser@pwreit.com	mary@irrealized.com
212-750-0371	310-526-1707

301 Winding Road Old Bethpage, NY 11804
www.pwreit.com